Evolution Petroleum Reports Fiscal Year 2023 First Quarter Results and Declares Quarterly Cash Dividend for the Second Quarter

HOUSTON, TX / ACCESSWIRE / November 8, 2022 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") today announced financial and operating results for its fiscal 2023 first quarter (the “current quarter”) ended September 30, 2022. Evolution also declared a quarterly cash dividend of $0.12 per common share for the fiscal 2023 second quarter.

Key Highlights

●	Increased daily production in the current quarter by 2% over the fiscal 2022 fourth quarter ended June 30, 2022 (the “prior quarter”) to an average of 7,598 net barrels of oil equivalent per day ("BOEPD");
●	Recorded revenue of $39.8 million and net income of $10.7 million, or $0.32 per diluted share, for the current quarter;
●	Generated Adjusted EBITDA(1) of $17.0 million during the current quarter;
●	Paid an increased quarterly dividend of $0.12 per common share, a 20% increase over the prior quarter;
●	Reduced debt by $9.0 million in the current quarter, lowering debt net of cash to $1.5 million at September 30, 2022 and targeting pay off of all outstanding borrowings during the quarter ending December 31, 2022; and
●	Continued to fund all operations, development capital expenditures, and dividends out of operating cash flow.

(1)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see "Non-GAAP Information" section later in this release for more information including reconciliations to the most comparable GAAP measures.

Kelly Loyd, President and Chief Executive Officer, commented, “We are pleased with our overall results for the first quarter of fiscal 2023, which helped us to deliver on our commitment to maximize total returns to shareholders and further pay down borrowings on our credit facility. This included a reduction of our outstanding borrowings by $9 million, and we remain on target to pay down the facility completely by the end of the calendar year, creating substantial liquidity to support internal and external growth initiatives as well as enhance returns to our shareholders. Our first quarter again highlighted strong free cash flow generation from our low decline, long life assets, which we used to fund operations, capital spending, and the payment of our quarterly cash dividend.”

Mr. Loyd concluded, “The first quarter represented a strong start for fiscal 2023. We are clearly seeing the benefits afforded by the two accretive acquisitions we completed in the second half of fiscal 2022, which have provided Evolution with a much larger and diversified asset base both geographically and by commodity mix. The intrinsic value of our enhanced sales mix was on full display in the first quarter as higher natural gas production and pricing were able to significantly offset the impact of lower oil prices compared to the fourth quarter of fiscal 2022. Our steadfast commitment to maintain a conservative balance sheet and to remain disciplined in our management of capital put us in a strong position to continue to execute our strategic plan focused on maximizing total shareholder returns. I want to thank our dedicated workforce for their tireless efforts and their outstanding execution of our proven strategies that has served us well for many years and will continue to do so into the future. Also as important, we truly appreciate the continued support of our shareholders. We look forward to capitalizing on additional opportunities to profitably grow the business while continuing to provide our shareholders with a meaningful and tangible return on their investment through our well-established, ongoing cash dividend strategy further supported by our program to opportunistically repurchase our shares.”

Cash Dividend on Common Stock

On November 7, 2022, the Board of Directors declared a cash dividend of $0.12 per share of common stock, which will be paid on December 30, 2022 to common stockholders of record on December 15, 2022. This will be the 37th consecutive quarterly cash dividend on the common stock since cash dividends were initiated on December 31, 2013. To date, the Company has paid over $90.3 million, or $2.73 per share, back to stockholders in common stock dividends. Maintaining and ultimately growing the common stock dividend remains a Company priority.

Share Repurchase Program

On September 8, 2022, the Board of Directors authorized a share repurchase program of up to $25 million of Evolution’s common stock through December 31, 2024. The Company intends to fund repurchases from working capital and cash provided by operating activities. The shares may be repurchased from time to time in open market transactions, through privately negotiated transactions or by other means in accordance with federal securities laws.

Financial and Operational Results for the Quarter Ended September 30, 2022

	Current Quarter	Current Quarter % Change From	Prior Quarter	Current Quarter % Change From	Year-Ago Quarter
Average BOEPD	7,598	2%	7,451	30%	5,848
Revenues ($M)	$39,797	(5)%	$42,020	111%	$18,879
Net Income ($M)	$10,707	(28)%	$14,872	105%	$5,218
Adjusted Net Income(1) ($M)	$10,075	(33)%	$15,113	93%	$5,218
Adjusted EBITDA(2) ($M)	$17,005	(22)%	$21,669	100%	$8,515

(1)	Adjusted net income is a non-GAAP financial measure, see “Non-GAAP Information” section later in this release for more information including reconciliations to the most comparable GAAP measures.
(2)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see “Non-GAAP Information” section later in this release for more information including reconciliations to the most comparable GAAP measures.

Total production for the first quarter of fiscal 2023 was 7,598 net BOEPD, including 1,826 barrels per day (“BOPD”) of oil; 27,109 thousand cubic feet per day (“MCFPD”), or 4,522 BOEPD, of natural gas; and 1,250 BOEPD of natural gas liquids (“NGLs”).

●	Driving the 3% decrease in oil production from 1,890 BOPD in the prior quarter was the natural decline curve in multiple fields partially offset by higher production in the first quarter at Evolution’s Williston Basin properties.
●	Natural gas production increased 2% from 26,516 MCFPD in the prior quarter due to higher sales in the Barnett Shale.
●	NGL production increased 9% from 1,142 BOEPD in the prior quarter due to higher sales in the Barnett Shale and at Delhi Field.

Evolution reported $39.8 million of total revenue for the first quarter of fiscal 2023, which was a 5% decrease from the prior quarter driven by lower oil prices. Oil revenue decreased 17% to $15.2 million from the prior quarter due to 2% lower sales volumes and a 15% decrease in realized commodity price. Natural gas revenue increased 7% to $19.8 million from the prior quarter due to 3% higher sales volumes and a 4% increase in realized commodity pricing. NGL revenue decreased 7% to $4.8 million with the 9% increase in sales volumes offset by a 16% decrease in realized pricing. The average realized price per BOE decreased 8% to $56.93 per BOE compared to $61.98 per BOE in the prior quarter, primarily due to lower realized crude oil and NGL prices.

Lease operating costs increased to $19.1 million from $17.3 million in the prior quarter. Primarily contributing to the increase was higher gathering, transportation & other expenses in the Barnett Shale associated with increased production and commodity pricing as well as changes in estimates from prior periods. Also contributing to the increase was higher workover expense in the Williston Basin. Partially offsetting the overall increase in lease operating costs was lower CO2 costs at Delhi Field associated with the decrease in crude oil prices from the prior quarter.

Depletion, depreciation, and accretion expense was flat at $3.6 million compared to the prior quarter. On a per BOE basis, the Company’s depletion rate decreased to $4.75 from $4.97 in the prior quarter.

The Company's general and administrative expenses were $2.5 million for the current quarter compared to $1.6 million in the prior quarter. The increase was largely a result of the prior quarter having included a $1.2 million reduction in non-cash stock-based compensation related to the forfeiture of unvested shares.

Net income for the current quarter was $10.7 million, or $0.32 per diluted share, compared to $14.9 million, or $0.44 per diluted share, in the prior quarter. Adjusted net income, excluding selected items (see “Non-GAAP Information” section later in this release for a reconciliation of the GAAP to non-GAAP metric), was $10.1 million, or $0.30 per diluted share, compared to $15.1 million, or $0.44 per diluted share, in the prior quarter.

Adjusted EBITDA was $17.0 million for the current quarter compared to $21.7 million in the prior quarter. On a per BOE basis, Adjusted EBITDA was $24.33 for the current quarter versus $31.96 for the prior quarter.

Operations Update

Net production of the Jonah Field properties was 958 million cubic feet (“Mmcf”) of natural gas (181 thousand BOE (“MBOE”)) in the current quarter versus 1.0 billion cubic feet (“Bcf”) of natural gas (188 MBOE) in the prior quarter. The average natural gas price realized by Evolution at the Jonah Field was $8.21 in the current quarter compared to $7.80 in the prior quarter, a 5% sequential increase.

Net production of the Williston Basin properties was 45 MBOE for the current quarter (37 thousand barrels (“MBBL”) of oil) compared to 44 MBOE (35 MBBL of oil) in the prior quarter. The average oil price per barrel realized by Evolution at the Williston Basin during the current quarter was $90.76 compared to $109.03 during the prior quarter.

Net production of the Barnett Shale properties was 329 MBOE (77% natural gas and 23% NGL) for the current quarter compared to 304 MBOE (76% natural gas, 23% NGL, and 1% oil) in the prior quarter, an increase of 8%. The average natural gas price per Mcf realized by Evolution at Barnett Shale during the current quarter was $7.81 compared to $7.55 during the prior quarter, an increase of 3%.

Hamilton Dome Field oil production volumes increased to 38 MBOE (100% oil) in the current quarter from 37 MBOE in the prior quarter primarily due to the increase in overall days in the current quarter. The average oil price per barrel realized by Evolution at Hamilton Dome Field during the current quarter was $78.37 compared to $99.89 during the prior quarter, a decrease of 22%.

Net production at Delhi Field in the current quarter was 106 MBOE (78% oil and 22% NGL) compared to 105 MBOE (83% oil and 17% NGL) in the prior quarter. The average oil price per barrel realized by Evolution at Delhi Field during the current quarter was $94.46 compared to $108.51 during the prior quarter. The average realized NGL price per barrel was $40.91 compared to $50.11 during the prior quarter.

Balance Sheet, Liquidity and Capital Spending

At September 30, 2022, cash and cash equivalents totaled $10.7 million and working capital was $6.5 million. Evolution had $12.3 million of debt outstanding under its revolving credit facility and total liquidity was $48.5 million, an increase in liquidity of 31% since June 30, 2022. Since quarter-end, Evolution has paid down another $7.5 million under its revolving credit facility. During the first quarter of fiscal 2023, the Company fully funded operations, development capital expenditures and cash dividends and reduced outstanding debt by $9.0 million through cash generated from operations and working capital.

For the three months ended September 30, 2022, Evolution paid $4.0 million in common stock dividends and incurred $1.0 million in development capital expenditures and minor plugging and abandonment costs. For fiscal 2023, the Company continues to expect development capital expenditures collectively across its existing portfolio of properties to range between $6.5 million to $9.5 million.  These estimates are inclusive of the Delhi Central Facility upgrades, expected workovers at Hamilton Dome Field, the Barnett Shale, and the Jonah Field, as well as sidetrack drilling opportunities and low-risk development projects in the Williston Basin, but do not yet include Pronghorn and Three Forks development drilling, subject to industry commodity pricing and other considerations. Evolution believes its near-term capital spending requirements will be met from cash flows from operations and current working capital, as well as from borrowings under its revolving credit facility as needed for future acquisitions or development of proved undeveloped reserves at the Company’s Williston Basin properties.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, November 9, 2022 at 2:00 p.m. Eastern (1:00 p.m. Central) to discuss its fiscal 2023 results and outlook. To access the call, please dial 1-877-270-2148 (Toll-free) or 1-412-902-6510 (International). Participants should ask to be joined into the Evolution Petroleum Corporation call. To listen live via webcast, click the link https://event.choruscall.com/mediaframe/webcast.html?webcastid=DGQ7I1rL or go to the Company's website at www.evolutionpetroleum.com. A webcast replay will be available on Evolution's website under "Investors" on the "Presentations & Events" page following the call or via the webcast link listed above. The replay will be available through November 9, 2023.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total returns to its shareholders through the ownership of and investment in onshore oil and natural gas properties in the United States. The Company's long-term goal is to maximize total shareholder return from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development opportunities, production enhancement, and other exploitation efforts on its oil and natural gas properties. Properties include non-operated interests in the following areas: the Jonah Field in Sublette County, Wyoming, a natural gas and natural gas liquids producing field; the Williston Basin in North Dakota, a producing oil and natural gas property; the Barnett Shale located in North Texas, a natural gas and natural gas liquids producing property; the Hamilton Dome Field located in Hot Springs County, Wyoming, a secondary oil recovery field utilizing water injection wells to pressurize the reservoir; the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana, a CO2 enhanced oil recovery project; as well as small overriding royalty interests in four onshore Texas wells. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.evolutionpetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company’s expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations and can give no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts

Kelly Loyd, President and Chief Executive Officer

Ryan Stash, Senior Vice President & Chief Financial Officer

(713) 935-0122

KLoyd@evolutionpetroleum.com

RStash@evolutionpetroleum.com

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	September 30,		June 30,
	2022	2021	2022
Revenues
Crude oil	$15,163	$8,859	$18,374
Natural gas	19,848	5,458	18,475
Natural gas liquids	4,786	4,562	5,171
Total revenues	39,797	18,879	42,020
Operating costs
Lease operating costs	19,116	8,625	17,277
Depletion, depreciation, and accretion	3,598	1,528	3,564
General and administrative expenses	2,472	1,940	1,557
Total operating costs	25,186	12,093	22,398
Income (loss) from operations	14,611	6,786	19,622
Other income and expenses
Net gain (loss) on derivative contracts	(603)	—	(1,172)
Interest and other income	6	3	83
Interest expense	(243)	(51)	(300)
Income (loss) before income taxes	13,771	6,738	18,233
Income tax (expense) benefit	(3,064)	(1,520)	(3,361)
Net income (loss)	$10,707	$5,218	$14,872
Earnings (loss) per common share:
Basic	$0.32	$0.16	$0.44
Diluted	$0.32	$0.15	$0.44
Weighted average number of common shares outstanding
Basic	33,134	32,863	33,010
Diluted	33,319	33,126	33,450

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	September 30, 2022	June 30, 2022
Assets
Current assets
Cash and cash equivalents	$10,714	$8,280
Receivables from crude oil, natural gas, and natural gas liquids revenues	18,846	24,043
Derivative contract assets	49	170
Prepaid expenses and other current assets	2,235	3,875
Total current assets	31,844	36,368
Property and equipment, net of depletion, depreciation, accretion, and impairment
Oil and natural gas properties, net—full-cost method of accounting, of
which none were excluded from amortization	108,199	110,508
Other assets, net	1,159	1,171
Total assets	$141,202	$148,047
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$10,044	$15,133
Accrued liabilities and other	10,696	11,893
Derivative contract liabilities	924	2,164
State and federal taxes payable	3,673	1,095
Total current liabilities	25,337	30,285
Long term liabilities
Senior secured credit facility	12,250	21,250
Deferred income taxes	7,063	7,099
Asset retirement obligations	14,175	13,899
Total liabilities	58,825	72,533
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,546,236 and 33,470,710 shares as of September 30, 2022
and June 30, 2022, respectively	33	33
Additional paid-in capital	42,811	42,629
Retained earnings	39,533	32,852
Total stockholders' equity	82,377	75,514
Total liabilities and stockholders' equity	$141,202	$148,047

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	September 30,		June 30,
	2022	2021	2022
Cash flows from operating activities:
Net income (loss)	$10,707	$5,218	$14,872
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	3,598	1,528	3,564
Stock-based compensation	208	198	(743)
Settlement of asset retirement obligations	(7)	—	—
Deferred income taxes	(36)	(119)	742
Unrealized (gain) loss on derivative contracts	(1,119)	—	(404)
Accrued settlements on derivative contracts	(220)	—	726
Other	(8)	(4)	(3)
Changes in operating assets and liabilities:
Receivables	6,804	(7,617)	(6,428)
Prepaid expenses and other current assets	33	109	(459)
Accounts payable and accrued expenses	(5,173)	4,640	10,987
State and federal income taxes payable	2,578	1,639	915
Net cash provided by operating activities	17,365	5,592	23,769
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(31)	—	(27,498)
Capital expenditures for oil and natural gas properties	(1,848)	(390)	(705)
Acquisition deposit	—	—	1,470
Net cash used in investing activities	(1,879)	(390)	(26,733)
Cash flows from financing activities:
Common stock dividends paid	(4,026)	(2,522)	(3,374)
Common stock repurchases, including stock surrendered for tax withholding	(26)	(2)	(1)
Borrowings under credit facility	—	—	17,000
Repayments of credit facility	(9,000)	—	(15,750)
Net cash used in financing activities	(13,052)	(2,524)	(2,125)
Net increase (decrease) in cash and cash equivalents	2,434	2,678	(5,089)
Cash and cash equivalents, beginning of year	8,280	5,277	13,369
Cash and cash equivalents, end of year	$10,714	$7,955	$8,280

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and accretion (DD&A), stock-based compensation, ceiling test impairment and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended
	September 30,		June 30,
	2022	2021	2022
Net income (loss)	$10,707	$5,218	$14,872
Adjusted by:
Interest expense	243	51	300
Income tax expense (benefit)	3,064	1,520	3,361
Depletion, depreciation, and accretion	3,598	1,528	3,564
Stock-based compensation	208	198	(743)
Unrealized loss (gain) on derivative contracts	(1,119)	—	(404)
Severance	74	—	325
Transaction costs	230	—	394
Adjusted EBITDA	$17,005	$8,515	$21,669

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	September 30,		June 30,
	2022	2021	2022
As Reported:
Net income (loss), as reported	$10,707	$5,218	$14,872

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	(1,119)	—	(404)
Severance	74	—	325
Transaction costs	230	—	394
Selected items, before income taxes	$(815)	$—	$315
Income tax effect of selected items(1)	(183)	—	74
Selected items, net of tax	$(632)	$—	$241

As Adjusted:
Net income (loss), excluding selected items (2)	$10,075	$5,218	$15,113

Undistributed earnings allocated to unvested restricted stock	(104)	(103)	(326)
Net income (loss), excluding selected items for earnings per share calculation	$9,971	$5,115	$14,787

Net earnings (loss) per common share — Basic, as reported	$0.32	$0.16	$0.44
Impact of selected items	(0.02)	—	0.01
Net earnings (loss) per common share — Basic, excluding selected items (2)	$0.30	$0.16	$0.45

Net earnings (loss) per common share — Diluted, as reported	$0.32	$0.15	$0.44
Impact of selected items	(0.02)	—	—
Net earnings (loss) per common share — Diluted, excluding selected items (2)(3)	$0.30	$0.15	$0.44

(1)	For the three months ended September 30, 2022 this represents the tax impact using an estimated tax rate of 22.5%. For the three months and year ended June 30, 2022 this represents the tax impact using an estimated tax rate of 23.4%.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted net income (loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted net income (loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended September 30, 2022 was calculated based upon weighted average diluted shares of 33.3 million due to the net income (loss) available to common stockholders, excluding selected items. The impact of selected items for the three months ended June 30, 2022 was calculated based upon weighted average diluted shares of 33.5 million due to the net income (loss) available to common stockholders, excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended
	September 30,		June 30,
	2022	2021	2022
Revenues:
Crude oil	$15,163	$8,859	$18,374
Natural gas	19,848	5,458	18,475
Natural gas liquids	4,786	4,562	5,171
Total revenues	$39,797	$18,879	$42,020

Lease operating costs:
CO2 costs	$2,199	$917	$2,573
Ad valorem and production taxes	3,263	1,227	2,993
Other lease operating costs	13,654	6,481	11,711
Total lease operating costs	$19,116	$8,625	$17,277

Depletion of full cost proved oil and gas properties	$3,322	$1,426	$3,372

Production:
Crude oil (MBBL)	168	134	172
Natural gas (MMCF)	2,494	1,476	2,413
Natural gas liquids (MBBL)	115	158	104
Equivalent (MBOE)(1)	699	538	678
Average daily production (BOEPD)(1)	7,598	5,848	7,451

Average price per unit(2):
Crude oil (BBL)	$90.26	$66.11	$106.83
Natural gas (MCF)	7.96	3.70	7.66
NGL (BBL)	41.62	28.87	49.72
Equivalent (BOE)(1)	$56.93	$35.09	$61.98

Average cost per unit:
CO2 costs	$3.15	$1.70	$3.79
Ad valorem and production taxes	4.67	2.28	4.41
Other lease operating costs	19.53	12.05	17.27
Total lease operating costs	$27.35	$16.03	$25.47

Depletion of full cost proved oil and gas properties	$4.75	$2.65	$4.97

CO2 costs per MCF	$1.11	$0.85	$1.29
CO2 volumes (MMCF per day, gross)	90.0	49.2	91.6

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes, Average Sales Price and Average Production Costs (Unaudited)

	Three Months Ended
	September 30,				June 30,
	2022		2021		2022
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
Jonah Field	9	$94.00	—	$—	10	$112.50
Williston Basin	37	90.76	—	—	35	109.03
Barnett Shale	1	141.00	2	70.50	3	99.00
Hamilton Dome Field	38	78.37	37	59.43	37	99.89
Delhi Field	83	94.46	95	68.62	87	108.51
Total	168	$90.26	134	$66.11	172	$106.83
Natural gas (MMCF)
Jonah Field	958	$8.21	—	$—	1,000	$7.80
Williston Basin	18	7.33	—	—	21	8.00
Barnett Shale	1,518	7.81	1,476	3.70	1,392	7.55
Total	2,494	$7.96	1,476	$3.70	2,413	$7.66
Natural gas liquids (MBBL)
Jonah Field	12	$42.00	—	$—	12	$52.92
Williston Basin	5	42.60	—	—	5	43.40
Barnett Shale	75	41.71	134	27.15	69	49.52
Delhi Field	23	40.91	24	38.50	18	50.11
Total	115	$41.62	158	$28.87	104	$49.72

Equivalent (MBOE) (1)
Jonah Field	181	$50.89	—	$—	188	$50.84
Williston Basin	45	82.29	—	—	44	95.48
Barnett Shale	329	45.96	382	24.18	304	46.79
Hamilton Dome Field	38	78.37	37	59.43	37	99.89
Delhi Field	106	82.87	119	62.55	105	98.50
Total	699	$56.93	538	$35.09	678	$61.98

Average daily production (BOEPD) (1)
Jonah Field	1,967		—		2,066
Williston Basin	489		—		484
Barnett Shale	3,576		4,152		3,341
Hamilton Dome Field	413		402		407
Delhi Field	1,153		1,294		1,153
Total	7,598		5,848		7,451

Production costs (in thousands, except per BOE)
Lease operating costs	Amount	per BOE	Amount	per BOE	Amount	per BOE
Jonah Field	$2,864	$15.82	$—	$—	$2,990	$15.90
Williston Basin	1,490	33.11	—	—	1,307	29.70
Barnett Shale	8,853	26.91	4,718	12.35	7,288	23.97
Hamilton Dome Field	1,463	38.50	1,346	36.38	1,169	31.59
Delhi Field	4,446	41.94	2,561	21.52	4,523	43.08
Total	$19,116	$27.35	$8,625	$16.03	$17,277	$25.47

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.

Evolution Petroleum Corporation

Financial Commodity Derivative Positions

As of September 30, 2022

				Weighted Average	Weighted Average
			Volumes in	Floor Price per	Ceiling Price per
Period	Instrument	Commodity	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL
October 2022	Collar	Natural Gas	117,523	$3.75	$5.05
October 2022	Collar	Natural Gas	78,928	5.25	6.67
November 2022 - February 2023	Collar	Natural Gas	443,750	3.75	7.30
November 2022 - March 2023	Collar	Natural Gas	374,072	5.25	7.50
October 2022 - February 2023	Collar	Crude Oil	76,425	70.00	87.50